Exhibit 99.1

MICHAEL SAMUEL
3110 NE 2nd Ave
Miami, Florida  33137
Telephone:  305-726-2300

November 18, 2011

VIA E-MAIL
Ronald Ulfers, Jr.
381 Teaneck Road, Suite 4
Teaneck, New Jersey  07666

Re:           Resignation from Board of Directors

Dear Ron:

Please accept this letter as my resignation from the Board of Directors of Green Energy Management Services, Inc. (hereafter “GEM”), effective December 1, 2011.

I feel this to be the logical progression in my relationship with the company.  As you know, a handful of us performed the start-up work necessary to get the company off the ground.  With the company maturing and moving into an operational phase, I think it best that I leave the management of the company in the capable hands of the team we have put in place.  You have my best wishes and confidence that you will continue to make GEM a thriving concern.

With kind regards, I remain,

Cordially,

/s/ Michael Samuel
Michael Samuel